Exhibit 99.1

News Release

For Further Information:

     Laura Robinette 310-444-4300

For Immediate Release

Catasys Expands OnTrak-A Solution to Connecticut

with Leading National Health Insurance Plan

●	National Plan Expands OnTrak-A into 9th State
●	OnTrak-A Offered to Both Commercial and Medicare Plan Members
●	Represents 19th State in which Catasys’ OnTrak Program is Available

Los Angeles, CA — August 23, 2017—Catasys, Inc. (CATS: NASDAQ), a provider of proprietary predictive analytics and integrated treatment solutions to health plans, announced today that it has expanded its OnTrak-A program to Connecticut with one of the nation’s leading health insurance companies. This represents the 19th state in which Catasys’ OnTrak program is available to members of major health plans, and the Company expects to see enrollment totals through this contract increase considerably starting in the third quarter of 2017.

This health care plan's eligible commercial and Medicare Advantage members will be covered under OnTrak-A, a 52-week, multi-phase program in which enrolled members receive medical and psychosocial interventions, as well as intensive care coaching. Connecticut represents the 9th state under this contract, which now serves an expanding portion of the health insurance provider’s medical members, which total over 23 million members across the country (including Medicare, Medicaid, and comprehensive individual and group coverage).

Management Comments

Richard A. Anderson, President and Chief Operating Officer of Catasys, stated, “We are pleased to begin enrollment for OnTrak-A in Connecticut, and have begun to see enrollment totals under this contract begin to increase substantially in recent weeks. The addition of new states is one of the main drivers of Catasys’ expansion plan, along with programmatic expansion and adoption by new health insurance companies. This national plan started OnTrak-A in one state and in a commercial population for eligible members suffering with substance use disorder. It has subsequently expanded to include Medicare and eligible anxiety plagued members. The addition of the state of Connecticut represents the continued expansion with one of our largest customers, and we are accelerating enrollments through a number of different customer partnerships. It has historically taken 12 months to reach full enrollment rate of 20% upon the launching of a program, but both our enrollment and engagement capability have continued to improve. Our next step will be to continue this expansion and launch new programs through additional carriers in the coming months.”

About Catasys, Inc.

Catasys, Inc. provides big data based analytics and predictive modeling driven behavioral healthcare services to health plans and their members through its OnTrak solution. Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to improve member health and, at the same time, lower costs to the insurer for underserved populations where behavioral health conditions cause or exacerbate co-existing medical conditions. The solution utilizes proprietary analytics and proprietary enrollment, engagement and behavioral modification capabilities to assist members who otherwise do not seek care through a patient-centric treatment that integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient treatment solution.

OnTrak is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is currently available to members of several leading health plans in Connecticut, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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